Exhibit 10.1

PAYMENT CONFIRMATION AGREEMENT

This Payment Confirmation Agreement (“Agreement”) is made and entered into as of September 7, 2012, by and between Axesstel, Inc., a Nevada corporation (“Axesstel”), and Wistron NeWeb Corporation, a Taiwanese corporation (“WNC”), with respect to the following facts:

A. Axesstel has procured manufacturing services from WNC pursuant to the terms of a Manufacturing and Supply Agreement dated April 18, 2005 (the “Supply Agreement”), and various other agreements entered into between the parties.

B. Axesstel has an overdue account payable to WNC under the Supply Agreement.

C. Axesstel and WNC now want to acknowledge the termination of all prior agreements between them, and resolve, compromise, and settle the disputes, claims and controversies between them, all on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

1. Axesstel Payments. In full satisfaction of all amounts owed by Axesstel to WNC, Axesstel agrees to pay WNC the amount of $8,172,000. Of this amount, $308,000 is to be paid within three days after the execution of this Agreement, $150,000 paid by September 30, 2012 and $7,714,000 is being paid by delivery of a promissory note dated September 7, 2012. (the “Note”).

2. Return of Inventory. Following delivery of the $308,000 payment, by the end of September 2012, Axesstel will provide WNC with instructions to deliver to Axesstel or its designee all raw material and finished goods inventory WNC is holding related to Axesstel purchase orders. Alternatively, Axesstel may direct WNC to dispose of all or any portion of such inventory, and WNC shall provide written confirmation to Axesstel that the inventory has been properly disposed. WNC shall not have any right to retain or transfer any Axesstel inventory to a third party without Axesstel’s prior written consent.

3. Payment in Full. The payments provided for in this Agreement and the Note constitute payment in full of all amounts due from Axesstel to WNC. WNC, on behalf of itself and its affiliates, hereby releases and discharges Axesstel and its affiliates from any and all liabilities, claims, loss, damages, defenses, fees and costs (including costs of suit and attorneys’ fees and expenses) of whatever nature, character, type, or description, whether known or unknown, existing or potential, matured or unmatured, liquidated or unliquidated, direct or consequential, suspected or unsuspected, or foreseen or unforeseen, arising in any manner prior to the date of this Agreement, other than the obligations of Axesstel to WNC provided for in this Agreement and the Note.

4. Effect on Prior Agreements; Ongoing Obligations. All prior agreements between the parties, including the Supply Agreement and the Security Agreement dated August 12, 2009 between Axesstel and WNC, are hereby terminated, and neither party shall have any rights, obligations or responsibilities to the other arising under any agreements existing between the parties, whether oral or written, prior to the date of this Agreement. This Agreement supersedes and replaces the Security Agreement between the parties dated August 12, 2009. WNC expressly authorizes Axesstel to file a UCC termination statement with the Nevada Secretary of State terminating the UCC-1 Financing Statement filed in connection with that prior agreement. Each of the parties releases all claims, rights, interests, security interests, arising under any such prior agreement, except for the rights and obligations arising under this Agreement and the Note.

5. Further Assurances. Each party will take such actions and execute such further documents or instruments as the other party may reasonably request in order to carry out the transactions contemplated by this Agreement. In the event of a catastrophic defect relating to any product that WNC manufactured for Axesstel which is still under the warranty period, WNC agrees to cooperate with Axesstel in seeking recovery or warranty coverage from any third party component supplier to WNC that is responsible for the defect.

6. General. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of laws principals. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement may only be amended or modified by a written instrument signed by the parties. No waiver by WNC of any right on an occasion shall operate as a waiver on a future occasion. All rights of WNC hereunder shall inure to the benefit of its successors and assigns; and all rights and obligations of Axesstel shall bind its successors or assigns. The provisions of this Agreement are solely for the benefit of WNC and Axesstel and no other person (except permitted successors and assigns) shall have any rights as a third party beneficiary of any of the provisions hereof.

7. Counterparts. This Agreement may be executed in one or more counterparts and may be executed by facsimile transmission or by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature. Any such counterpart shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AXESSTEL, INC.

By:	/s/ Patrick Gray
Patrick Gray Chief Financial Officer

WISTRON NEWEB CORPORATION

By:	/s/ Haydn Hsieh
Name:	Haydn Hsieh
Title:	CEO